Exhibit 99.1

              Paxar Corporation Reports Third Quarter 2005 Results


     WHITE PLAINS, N.Y.--(BUSINESS WIRE)--Oct. 27, 2005--Paxar Corporation (NYSE: PXR):

     -- Company posts record third quarter sales of $201 million, driven by 22% increase in Asia Pacific sales

     -- Management outlines realignment plan to increase global operating efficiencies and position the Company for growth; expected to result in ongoing savings of $20 to $25 million by 2007

    -- Company institutes cash repatriation and refinancing plan, expected to result in annual interest savings of $4 to $5 million commencing in 2006

    -- Third quarter 2005 cash position of $119 million; highest cash position in Company's history

     Paxar Corporation (NYSE: PXR) today reported sales of $201 million for the third quarter of 2005, compared with sales of $194 million for the third quarter of 2004. Net income for the third quarter of 2005 was $4.1 million, or $0.10 per share, versus net income of $10.2 million, or $0.25 per share, for the third quarter of 2004. Net income for the third quarter of 2005 includes pre-tax restructuring and other non-recurring charges of $1.9 million, or $0.03 per share after tax, as well as a tax charge of approximately $4.4 million, or $0.11 per share, related to the one-time opportunity during 2005 to repatriate approximately $110 million at a favorable tax rate under the American Jobs Creation Act of 2004. Excluding the effects of these charges, net income for the third quarter of 2005 totaled $9.9 million, or $0.24 per share. (See attached 2005 Reconciliation of GAAP to Non-GAAP Measures.)
     Sales in the third quarter of 2005 increased 3% from the third quarter of 2004 while net income decreased 3% and earnings per share decreased 4%, excluding restructuring and other non-recurring charges. Organic sales growth was 1% while growth attributable to acquisitions was 2%. There was no effect from foreign exchange.
     Rob van der Merwe, President and Chief Executive Officer, said, "Our third quarter performance was within the expected guidance range provided last quarter. We saw strong demand for our products and services, particularly in the Asia Pacific region, where we realized a sales gain in excess of 20%. This increase was driven primarily by our ongoing efforts to expand operations and our geographic footprint. In Europe, we experienced a rebound in sales for the second consecutive quarter and we continue to better align our resources. U.S. apparel sales continue to be impacted by the effects of migration, which was accelerated by the lifting of quotas earlier this year. Consequently, we are taking the necessary steps to improve our top and bottom line performance."
     Mr. van der Merwe continued, "Throughout our organization, we are initiating a broad strategic plan that will enable us to optimize capacity utilization, drive product innovation and increase our leading market share. We are realigning our North American and European manufacturing operations and we will continue to aggressively invest in Asia Pacific. As a result, we will be in a stronger position to service our customers, reduce costs and improve our overall financial strength while driving long-term shareholder value. We believe these initiatives, which will be rolled out over the next 12 to 18 months, will lead to ongoing cost savings for the Company of between $20 to $25 million by 2007 and potentially higher in the following years."
     The Company anticipates that it will incur one-time cash costs of $25 to $30 million, beginning in the fourth quarter of 2005 and expected to be largely completed by the end of 2006. Additionally, management estimates there will be other non-cash charges associated with the implementation ranging from $10 to $14 million over the same time frame. These expenses relate to severance, facility consolidation costs and related asset write-offs primarily in the Company's domestic operations.
     The Company also disclosed today that its Board of Directors has authorized management to initiate a plan for repatriation of $110 million of foreign earnings under the American Jobs Creation Act of 2004. The repatriation program will be funded by cash-on-hand and a new five-year, multi-currency revolving credit facility, which is expected to be in place by early December. In addition, the Company also disclosed its intention to repay $150 million of 6.74% Senior Notes due August 11, 2008, resulting in annual interest savings of $4 to $5 million commencing in 2006. The prepayment of these notes will result in pre-tax charges of approximately $9 million.
     For the fourth quarter, earnings per share, excluding restructuring and other non-recurring charges, is projected to be in the range of $0.27 to $0.31 on sales of $205 million to $210 million. For the year, the Company projects earnings per share, excluding restructuring and other non-recurring charges, in the range of $1.04 to $1.08 on sales of $807 million to $812 million.
     Paxar is a global leader in providing innovative merchandising systems to retailers and apparel customers. Paxar's leadership in products and technology, global manufacturing operations, worldwide distribution network and brand recognition are enabling the Company to meet and satisfy customer needs around the world with quality, innovation and competitive products and services.

     Statements in this release about the future outlook related to Paxar Corporation involve a number of factors affecting the Company's businesses and operations, which could cause actual future results to differ materially from those contemplated by forward-looking statements. Forward-looking statements include those indicated by words such as "project," "anticipate" and "expect." Affecting factors include general economic conditions, the performance of the Company's operations within its prevailing business markets around the world, as well as other factors set forth in Paxar's 2004 Annual Report on Form 10-K.


                          For more information on Paxar
                     call Investor Relations - 914.697.6862
                         or visit our Company's Web site
                                  www.paxar.com



PAXAR CORPORATION
Consolidated Statements of Income
---------------------------------
(in millions, except per share amounts)


                                 Three Months Ended Nine Months Ended
                                   September 30,      September 30,
                                 ------------------ ------------------
                                     2005     2004      2005     2004
                                  ---------  ------  ---------  ------
                                     (Unaudited) (Unaudited)

Sales                            $   200.6  $194.2  $   602.3  $597.0
Cost of sales                        127.1   119.1      374.3   365.6
                                  ---------  ------  ---------  ------
    Gross profit                      73.5    75.1      228.0   231.4
Selling, general and
 administrative expenses              58.0    59.2      178.8   178.2
Integration/restructuring and
 other costs                           1.9       -        4.4       -
                                  ---------  ------  ---------  ------
    Operating income                  13.6    15.9       44.8    53.2
Interest expense, net                  2.2     2.6        7.3     8.1
                                  ---------  ------  ---------  ------
    Income before taxes               11.4    13.3       37.5    45.1
Taxes on income                        7.3     3.1       13.7    10.4
                                  ---------  ------  ---------  ------
    Net income                   $     4.1  $ 10.2  $    23.8  $ 34.7
                                  =========  ======  =========  ======

Basic earnings per share         $    0.10  $ 0.26  $    0.59  $ 0.88
Diluted earnings per share       $    0.10  $ 0.25  $    0.58  $ 0.86
                                  =========  ======  =========  ======

Weighted average shares
 outstanding:
   Basic                              40.7    39.6       40.3    39.5
   Diluted                            41.5    40.9       41.3    40.4
                                  =========  ======  =========  ======

Ratios
--------------------------------
  Gross margin                        36.6%   38.7%      37.9%   38.8%
  SG&A to sales                       28.9%   30.5%      29.7%   29.8%
  Operating margin                     6.8%    8.2%       7.4%    8.9%
  Net margin                           2.0%    5.3%       4.0%    5.8%
                                  =========  ======  =========  ======

Effective tax rate                    64.0%   23.3%      36.5%   23.0%
                                  =========  ======  =========  ======


PAXAR CORPORATION
Consolidated Balance Sheets
---------------------------
(in millions)

                                            September 30, December 31,
                                                2005          2004
                                            ------------- ------------
                                             (Unaudited)
ASSETS
Current assets:
Cash and cash equivalents                   $      118.9  $      92.0
Accounts receivable                                127.6        132.5
Inventories                                        105.1        101.3
Deferred income taxes                               15.6         15.0
Other current assets                                17.0         18.1
                                             ------------  -----------
     Total current assets                          384.2        358.9
                                             ------------  -----------

Property, plant and equipment, net                 169.6        169.9
Goodwill and other intangible, net                 221.9        220.5
Other assets                                        24.5         24.4
                                             ------------  -----------
Total assets                                $      800.2  $     773.7
                                             ============  ===========

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Due to banks                                $        4.1  $       3.9
Accounts payable and accrued liabilities           115.7        116.6
Accrued taxes on income                             18.2         11.2
                                             ------------  -----------
     Total current liabilities                     138.0        131.7
                                             ------------  -----------

Long-term debt                                     163.1        163.1
Deferred income taxes                               19.8         21.8
Other liabilities                                   16.6         16.5
Shareholders' equity                               462.7        440.6
                                             ------------  -----------
Total liabilities and shareholders' equity  $      800.2  $     773.7
                                             ============  ===========



PAXAR CORPORATION
Reconciliation of GAAP to Non-GAAP Measures (Unaudited)
-------------------------------------------------------
(in millions, except per share amounts)

Paxar reports financial results in accordance with U.S. GAAP, and herein provides some non-GAAP measures. These non-GAAP measures are not in accordance with, nor are they a substitute for, GAAP measures. These non-GAAP measures are intended to supplement the Company's presentation of its financial results that are prepared in accordance with GAAP.

Paxar uses the non-GAAP measures presented to evaluate and manage the Company's operations internally. Paxar is also providing this information to assist investors in performing additional financial analysis that is consistent with financial models developed by research analysts who follow the Company.

The reconciliation set forth below is provided in accordance with Regulations G and S-K and reconciles the non-GAAP financial measures with the most directly comparable GAAP financial measures.


                                 Three Months Ended Nine Months Ended
                                   September 30,      September 30,
                                 ------------------ -----------------
                                    2005     2004     2005     2004
                                  --------  -------  -------  -------

Sales                            $  200.6  $ 194.2  $ 602.3  $ 597.0
                                  ========  =======  =======  =======

Operating income as reported     $   13.6  $  15.9  $  44.8  $  53.2
    Non-GAAP adjustments:
    Integration/restructuring
     and other costs                  1.9        -      4.4        -
                                  --------  -------  -------  -------

Non-GAAP operating income        $   15.5  $  15.9  $  49.2  $  53.2
                                  ========  =======  =======  =======

Non-GAAP operating margin             7.7%     8.2%     8.2%     8.9%
                                  ========  =======  =======  =======

Net income as reported           $    4.1  $  10.2  $  23.8  $  34.7
    Non-GAAP adjustments, net of
     taxes:
    Integration/restructuring
     and other costs                  1.4        -      3.3        -
    Tax impact of cash
     repatriation                     4.4        -      4.4        -
                                  --------  -------  -------  -------

Non-GAAP net income              $    9.9  $  10.2  $  31.5  $  34.7
                                  ========  =======  =======  =======

Diluted earnings per share as
 reported                        $   0.10  $  0.25  $  0.58  $  0.86
    Non-GAAP adjustments, net of
     taxes:
    Integration/restructuring
     and other costs                 0.03        -     0.08        -
    Tax impact of cash
     repatriation                    0.11        -     0.11        -
                                  --------  -------  -------  -------

Non-GAAP diluted earnings per
 share                           $   0.24  $  0.25  $  0.77  $  0.86
                                  ========  =======  =======  =======

Weighted average shares
 outstanding - diluted               41.5     40.9     41.3     40.4
                                  ========  =======  =======  =======


     CONTACT: Paxar Corporation
              Investor Relations
              Bob Powers, 914-697-6862